UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005 (September 2, 2005)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 2, 2005, we executed the OTCBB and OTC Equities Revocation of Delegation and Asset Transfer and Services Agreement (the “Agreement”) with the National Association of Securities Dealers, Inc. (“NASD”) related to the OTC Bulletin Board, an electronic screen-based quotation service for securities that, among other things, are not listed on The Nasdaq Stock Market or any U.S. national securities exchange. Under the Agreement, Nasdaq will transfer responsibility for the OTC Bulletin Board back to NASD. This transfer, effective October 1, 2005, is designed to address concerns expressed by the Securities and Exchange Commission (the “SEC”) regarding our continuing to operate the OTC Bulletin Board after our registration as a national securities exchange. Pursuant to the Agreement, we sold all assets of the OTC Bulletin Board solely related to its operations to NASD in consideration for NASD’s agreement to outsource the operation of the OTC Bulletin Board to us for an initial two year period, subject to one year renewals upon mutual consent, and the waiver by NASD of certain regulatory fees related to our operation of the OTC Bulletin Board prior to the transfer. NASD will pay us $14.2 million in the first year and $14.7 million in the second year for our services under the Agreement, with payments in any subsequent periods to be subject to agreement among the parties. The obligations of the parties under the Agreement are contingent upon SEC approval of the Agreement. The transfer of the OTC Bulletin Board to NASD is not expected to have a material impact on our operations or the operations of the OTC Bulletin Board.

Nasdaq is a subsidiary of NASD. A copy of the Agreement is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

1.01

OTCBB and OTC Equities Revocation of Delegation and Asset Transfer and Services Agreement among The Nasdaq Stock Market, Inc. and National Association of Securities Dealers, Inc., executed September 2, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2005	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Christopher Concannon

Christopher Concannon Executive Vice President

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